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                                                                    Exhibit 10.2
                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") made and executed effective this 26th day of April, 2000, by and between HAMILTON BANK N.A., a banking association organized under the laws of the United States, with offices at 3750 NW 87th Avenue, Miami, FL 33178, and its holding company HAMILTON BANCORP INC. (collectively the "Bank"), and FERNANDO J. MARTINEZ residing at 7210 SW 86 Avenue, Miami, FL 33143 (the "Executive").

                              W I T N E S S E T H:

     In consideration of the mutual covenants and agreements herein contained the parties hereto agree as follows:

1.   EMPLOYMENT.

         (a) DUTIES. The Bank hereby employs the Executive and the Executive hereby accepts such employment from the commencement date, as defined in Section 2 below, until the termination of this Agreement as provided in Section 5. The Executive shall be employed as Executive Vice President of the Real Estate Division of the Bank and shall perform such services consistent with such position for the Bank as he shall be assigned from time to time by the Chief Executive Officer or the Board of Directors. During the term of this Agreement, Executive faithfully and industriously shall devote at all times his best and dedicated efforts, cooperation and assistance in the performance of his services.

         (b) SERVICE ON BOARD OF DIRECTORS. Executive agrees to serve, if requested, on the Board of Directors, or any committees, of the Bank during the term of this Agreement.

2.   TERM.

     The term of this Agreement, and Executive's employment under the terms of this Agreement, shall continue, unless otherwise terminated by either party in accordance with the provisions contained in Section 5 of this Agreement, until the third anniversary of the date this Agreement; PROVIDED, HOWEVER, commencing on the second anniversary of the date of this Agreement, and on each anniversary thereafter, the term of this Agreement shall be automatically extended for an additional one-year period unless at least sixty (60) days prior to any such anniversary date either party gives notice to the other that it elects not to extend the term of this Agreement by an additional year. Notwithstanding, the minimum term of this agreement if not otherwise extended by the terms of this provision, shall be for a period of three years.




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3.   COMPENSATION; BENEFITS.

     The Bank shall compensate the Executive as follows:

         (a) BASE SALARY. The Bank shall pay Executive a minimum starting salary (the "Base Salary") of One Hundred Eighty Thousand and 00/100 cents ($180,000.00) upon commencement of his employment with Bank. Such Base Salary shall be paid in equal installments at such intervals as the Bank regularly pays salaries and wages. The Base Salary shall be reviewed at least annually and shall be subject to merit increases in the discretion of the Board of the Bank.

         (b) INCENTIVE COMPENSATION. During the term of this Agreement, Executive shall be eligible to receive bonuses ("Incentive Compensation"), as the Board of Directors of the Bank may reasonably determine in its sole discretion and in accordance with the Bank's prior policy and commitment of providing its key officers with yearly bonuses commensurate with the Bank's performance.

         (c) PAYMENT FOR INCENTIVE BENEFITS FOREGONE. In consideration of certain benefits foregone by Executive from his former employment, Executive shall be paid the sum of Eighty Thousand ($80,000.00), payable on the commencement date or as soon thereafter as the Bank regularly pays salaries and wages (the "Incentive Benefits Foregone"). The Incentive Benefits Foregone shall be deemed earned by Executive upon the execution of this Agreement by the parties.

         (d) STOCK OPTIONS. Upon execution of this Agreement, Executive shall be granted and issued 15,000 stock option grants in the Bank in accordance with the terms and conditions of the Bank's Stock Option Plan. Additionally, and as a further incentive to Executive to accept this Employment Agreement, Bank has offered Executive an additionally 15,000 stock option grants in the Bank to be issued in May 2000, subject to approval by the Bank's Compensation Committee (which does not meet until April 2000). Executive shall be issued an option agreement upon terms and conditions that are consistent with this Agreement.

         (e) BENEFITS.

                  (i) The Executive will be entitled to participate in any medical, dental, disability and life insurance plan or other benefit plan as may be maintained from time to time by the Bank for its senior management, in accordance with the terms of such plans.

                  (ii) The Bank will provide Executive with an annual vacation in accordance with the Bank's policy, as the same may be changed from time to time.

                  (iii) The Bank will reimburse Executive for reasonable expenses actually and necessarily incurred by Executive in the discharge of his duties, subject to any restrictions of policies imposed or adopted by the Bank with respect to business expenses.




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                          MARTINEZ EMPLOYMENT AGREEMENT
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4.   CERTAIN RESTRICTIONS ON EXECUTIVE.

         (a) ACKNOWLEDGMENT OF BANK'S INTEREST.

Executive acknowledges (i) that the Bank's records, customer and depositor lists, business prospects and other information are confidential trade secrets and constitute valuable and unique assets of the Bank's business, and (ii) that during the course of his employment with the Bank, the Executive may have access to the Bank's Confidential Information.

         (b) CONFIDENTIALITY. The Executive covenants and agrees that he will not at any time while he is employed by the Bank in any capacity (whether pursuant to this Agreement or otherwise), or at any time subsequent to his employment by the Bank, (i) intentionally disclose any Confidential Information, Directly or Indirectly, to any person, firm, corporation, partnership, association or other entity, or (ii) otherwise directly or indirectly use any Confidential Information, except disclosures made to other employees or to officers, directors for or agents of the Bank, which are made for valid business purposes, in connection with the performance by the Executive of his duties and responsibilities hereunder. The Executive covenants and agrees that upon termination of Executive's employment with the Bank, the Executive shall promptly return and surrender to the Bank, any and all customer lists and other Confidential Information of the Bank while he may have in his possession. As used in this Agreement, the term "Confidential Information" shall mean information which is not generally known to the public at large concerning the business, affairs of properties of the Bank and their respective subsidiaries, associates and affiliates, including, but not limited to, the names of the Bank's customers and depositors, methods of doing business, financial information and reports, regulatory reports, strategies or any other information of the Bank and their respective subsidiaries and affiliates relating to their manner of operation, their plans or other data of any kind, nature or description.

         (c) NON-SOLICITATION COVENANT. During the term of this Agreement, Executive shall not (A) engage in, acquire an interest in any or become affiliated in Miami-Dade County as an agent, employee, partner, director, officer, stockholder, or proprietor with or of any bank, or savings and loan association, except for the ownership of shares, not in excess of 5% of all outstanding shares, in companies the shares of which are publicly traded; (B) solicit (except in connection with the business of the Bank) or divert any person who is, or has been during the preceding two (2) years, a customer or depositor of the Bank; (C) influence or attempt to influence any employee of the Bank to terminate his employment with the Bank; nor (D) influence or attempt to influence, any supplier, agent or independent contractor that has a business relationship with the Bank, or any customer of the Bank, to cease or adversely alter its business relations with the Bank.

         (d) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Executive of any or all of the covenants and agreements contained in this Section 4 may cause irreparable harm and damage to the Bank in a monetary amount which may be virtually impossible to ascertain. As a result,






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the Executive recognizes and hereby acknowledges and agrees that the Bank Shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 4 by the Executive either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Bank may possess hereunder, at law or in equity. Nothing in this Section 4 shall be construed to prevent the Bank from seeking and recovering from the Executive damages sustained by it as a result of any breach or violation by the Executive of any of the covenants or agreements contained in this Section 4.

         (e) REASONABLENESS OF RESTRICTIONS. In the event that any provision of Paragraph 4 (c) above relating to the time period and/or the areas of restriction is found by a court of competent jurisdiction to exceed the maximum time period or area which such court finds reasonable and enforceable, the time period and/or areas of restriction which the court finds reasonable and enforceable shall become and thereafter be the maximum time period and/or area applicable to the provisions of Paragraph 4 (c).

         (f) DEFINITION OF BANK. Solely for purposes of this Section 4, the term "Bank" shall include also any existing or future subsidiaries of the Bank, as the case may be, that are operating in the time period described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Bank during the periods described herein.

5.   TERMINATION.

         (a) TERMINATION BY BANK FOR "CAUSE". Executive's employment pursuant to this Employment Agreement can be terminated at any time by the Bank (i) if after written notice to Executive specifying the nature of any material act or omission which constitutes willful misfeasance or malfeasance by Executive in connection with the performance of his employment duties, Executive fails to cure the breach within fifteen (15) days of such notice; or (ii) if Executive commits a felony or any material act of fraud, dishonesty, gross negligence or any material act that is detrimental or harmful to the reputation, character or standing of the Bank. Termination of Executive's employment under the provisions of Paragraph 5(a) shall be deemed a termination for "Cause".

         (b) TERMINATION BY EXECUTIVE FOR "GOOD REASON." The Bank shall be deemed in breach of this Agreement upon the occurrence of any of the following:
(i) the breach by the Bank of any of the material provisions of this Agreement;
(ii) the assignment to Executive of any duties materially inconsistent with the Executive's position as contemplated by Paragraph 1(a) of this Agreement; (iii) any act by Bank which requires Executive to be permanently based at any office or location outside of Miami-Dade County, except for travel reasonably required in the performance of the Executive's responsibilities; or (iv) any purported termination by the Bank of Executive's employment other than for Cause pursuant to the provisions of paragraph 5(a) or by reason of the Executive's death or disability pursuant to the provisions of





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                          MARTINEZ EMPLOYMENT AGREEMENT
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Paragraph 5(c), or as a result of a Change in Control as provided in Paragraph
5(d). In the event that a breach by the Bank of this Agreement is not cured within fifteen (15) days following a written notice specifying the nature of such breach, Executive shall be entitled to terminate Executive's employment under this Agreement and shall be entitled to be paid the Severance Payment defined in Section 5(e). Termination by Executive of his employment under the provisions of this Paragraph 5(b) shall be deemed a termination for "Good Reason".

         (c) DEATH OR DISABILITY. The death or extended disability of Executive will terminate this Employment Agreement. Extended disability shall mean the inability of Executive to perform his obligations hereunder for a period of 180 days in any 12-month period. The Bank shall have sole discretion based upon competent medical evidence to determine whether Executive is disabled.

         (d) CHANGE IN CONTROL OF THE BANK.

                  (i) In the event of a Change in Control of the Bank (as defined in Paragraph 5(d)(iv) below) and in the event that within ninety (90) days following the consummation of the Change in Control (A) Executive voluntarily terminates his employment with the Bank (or its successors) or (B) the Bank (or its successors) notifies Executive that it elects to terminate Executive's employment with the Bank (or its successors) for any or no reason, then Executive shall promptly be paid a lump sum payment (the "Change of Control Payment") equal to:

                           (1) Two times his then Base Salary; plus

                           (2) An amount equal to two times the Incentive
Compensation earned by Executive in respect of the fiscal year immediately preceding the Change in Control, or in the event Incentive Compensation has not been paid yet for such year as of the date of the Change in Control, then an amount equal to two times Executive's Incentive Compensation for the penultimate year prior to the Change in Control or equal to two times the Incentive Benefits Foregone, whichever is greater if no Incentive Compensation has been paid prior to the Change in Control, PROVIDED, HOWEVER, that the total amount of the Change of Control Payment shall not exceed an amount equal to three times the average of the Executive's annualized compensation paid by the Bank and its affiliates which was includible in the Executive's gross income during the most recent five taxable years (or such lesser number of years equal to the number of years Executive was employed by the Bank) ending before the date of the Change of Control (i.e. amounts includible in compensation, including base salary and cash annual incentive prior to any deferred arrangements, and defined as the individual's "base amount" under Section 280G of the Internal Revenue Code of 1986, as amended).

Upon such termination, however, Executive shall not be paid any Severance Payment (as defined below) which would otherwise be payable to Executive under this Agreement -- the Change in Control Payment replacing any such Severance Payment.




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                  (ii) In the event neither Executive nor the Bank (or its
successors) elects to terminate Executive's employment as provided in (i) above within ninety (90) days following a Change in Control, the Bank (or its successor) shall either (A) promptly pay the Change of Control Payment to Executive or (B) offer Executive a new two (2) year employment agreement containing terms no less favorable than the terms of this Agreement existing on the date of the Change in Control.

                  (iii) In the event of a Change in Control and in the event Executive shall elect to terminate his employment as provided in section (i) above for any or no reason, such termination shall not be deemed a breach of this Agreement.

                  (iv) For purposes of this Agreement the term "Change in Control" shall mean:

                           (A) A reorganization, merger, consolidation or other
form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Bank immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, directly or indirectly, own more than 50% of the combined voting power entitled to vote generally in the election of director of the reorganized, merged or consolidated entity's then outstanding voting securities;

                           (B) A liquidation or dissolution of the Bank;

                           (C) The sale of all or substantially all of the
assets of the Bank (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

                           (D) The acquisition by any person, entity or "group",
within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities
Exchange Act, (excluding any employee benefit plan of the Bank or its subsidiaries which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act)) of more than fifty percent (50%) of either the then outstanding shares of common stock or the combined voting power of the Bank's then outstanding voting securities entitled to vote generally in the election of directors.

                  (v) In the Event of a Change of Control and provided that Executive does not terminate his employment within 90 days following consummation of such Change of Control, of all of Executive's outstanding stock options in the Bank shall be accelerated and immediately vest upon the anniversary of the third month following the consummation of such Change.

         (e) SEVERANCE PAYMENT. In the event that Executive is terminated at any time and for any reason other than for Cause, Death or Disability as defined in Sections 5(a) and (c), or as provided in Section 5(d)(i), or in the event that Executive terminates his





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employment for Good Reason under Section 5(b) other than as provided in Section
5(d)(i), Executive shall be paid a lump sum payment (the "Severance Payment") equal to:

                             (A) Two times his then Base Salary; plus

                             (B) An amount equal to two times the Incentive
Compensation earned by Executive in respect of the fiscal year immediately preceding the year of termination, or in the event Incentive Compensation has not been paid yet for such year as of the date of termination, then an amount equal to two times Executive's Incentive Compensation for the penultimate year prior to the year of termination or equal to two times the Incentive Benefits Foregone, whichever is greater if no Incentive Compensation has been paid prior to the date of termination.

                             (C) The Severance Payment shall be paid on the
earlier of the termination of Executive's employment by the Bank (or its successor) or thereafter at the earliest interval as the Bank regularly pays salaries and wages.

         (f) DAMAGES. Nothing contained herein shall be construed to prevent the Bank or the Executive from seeking and recovering form the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

6.   EXCISE TAX.

         (a) LIMITATION OR ADDITIONAL PAYMENT. In the event that any portion of the payments and benefits provided to Executive under this Agreement (without regard to any amount payable under this Section 6) and any other payments and benefits under any other agreement with or plan of the Bank (in the aggregate, "Total Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

         (b) DETERMINATION BY ACCOUNTING FIRM. Subject to the provisions of
Section 6(c) below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Bank's independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Bank's (the "Accounting Firm") which shall provide detailed supporting calculations both to the Bank and Executive. All fees and expenses of the Accounting Firm shall be paid solely by the Bank. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Bank to Executive no later than the due date for the payment of any Excise Tax. Any





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determination by the Accounting Firm shall be binding upon the Bank and
Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Bank should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Bank exhausts its remedies pursuant to Section 6(c) and Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by The Bank to Executive or for Executive's benefit.

         (c) THE BANK RIGHT TO CONTEST EXCISE TAX. Executive agrees to notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive is given such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

                  (i) give the Bank any information reasonably requested by the Bank relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank;

                  (iii) cooperate with the Bank in good faith in order to effectively contest such claim, and

                  (iv) permit the bank to participate in any proceedings relating to such claim; provided, however, that The Bank agrees to bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination





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before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs Executive to pay such claim and sue for a refund, the bank shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Bank control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) REPAYMENT TO THE BANK. If, after the receipt by Executive of an amount advanced by the Bank pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive agrees to promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Bank pursuant to Section 6(c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Bank does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     7. CUMULATIVE RIGHTS. The rights of the Bank and duties and obligations of the Executive hereunder are in addition to, and not in substitution for, any rights available to the Bank against the Executive at law or in equity, or under any other written agreements, contracts or other documents which the Executive may hereafter agree to, all of which are cumulative and may be exercised by the Bank in whole or in part form time to time.

     8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any way unless in writing signed by both the Bank and the Executive.

     10. NOTICES. Any notices given pursuant to this Agreement shall be in writing and shall be given by hand or deposited in the United States mail, by






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registered or certified mail, return receipts requested, postage prepaid, addressed as follows:

         If to the Bank:         HAMILTON BANK N.A.
                                 3750 NW 87th Avenue
                                 Miami, FL 33178
                                 Attn: Chief Executive Officer

         If to the Executive:    FERNANDO J. MARTINEZ
                                 7210 SW 86th Avenue
                                 Miami, FL 33143

or to such other address as either party hereto may from time to time give notice of to the other in accordance with this Section.

     11. BENEFIT AND BINDING EFFECT. This Agreement may not be assigned by the Bank except in connection with a reorganization or a Change in Control of the Bank and shall be binding upon the Bank by Executive and shall be binding upon Executive and his legal representatives, successors and heirs.

     12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid words, phrases, sentences, clauses, or sections had not been inserted.

     13. WAIVERS. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach.

     14. INTERPRETATION. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning of interpretation of this Agreement. Whenever used in this Agreement, words in the singular include the plural, words in the plural include the singular, and pronouns of any gender include the other gender, all as may be appropriate.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.





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HAMILTON BANCORP INC.                        HAMILTON BANK, N.A.




By:  /s/ Juan Carlos Bernace                 By: /s/ Eduardo A. Masferrer
    ---------------------------                  ----------------------------
Name:  Juan Carlos Bernace                   Name:  Eduardo A. Masferrer
Title: Executive Vice President              Title: Chairman



By:  /s/ Eduardo A. Masferrer                By: /s/ Juan Carlos Bernace
    ---------------------------                  ----------------------------
Name:  Eduardo A. Masferrer                  Name:  Juan Carlos Bernace
Title: President                             Title: President




-------------------------------              EXECUTIVE
Witness:

                                             /s/ Fernando J. Martinez
                                             -------------------------------
                                             FERNANDO J. MARTINEZ
-------------------------------
Witness:







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